Exhibit 99.1

PRESS RELEASE

Rockwood Specialties To Acquire Four Dynamit Nobel Businesses To Form New Global Chemical Group

Combination of highly complementary businesses for specialty chemicals and advanced materials  —  total turnover will exceed $2.5 billion

Princeton (NJ), London, Frankfurt/Main - April 19, 2004 - Rockwood Specialties Group, Inc., Princeton (NJ), announced today that it will acquire four businesses of Dynamit Nobel, Troisdorf (Germany), to form a new specialty chemicals group with combined revenue of $2.5 billion (2003). To create this worldwide group, affiliates of Rockwood will acquire the Sachtleben, Chemetall, CeramTec and DNES Custom Synthesis divisions of Dynamit Nobel, which is the chemical arm of mg technologies AG, Frankfurt (Germany). The equity for the transaction will be provided by Rockwood’s internal resources, its existing majority shareholder Kohlberg Kravis Roberts & Co. L.P. (KKR) and by CSFB Private Equity, the global private equity arm of Credit Suisse First Boston. This transaction will create one of the world’s largest specialty chemical companies, with Europe representing 53 % of the combined sales and the U.S. contributing 34%.

The four businesses acquired represent total revenue of $1.6 billion in 2003. The businesses are focused on highly specialized markets and products such as white pigments (Sachtleben Chemie GmbH, Duisburg), surface treatment and lithium chemicals (Chemetall GmbH, Frankfurt/Main), ceramics (CeramTec AG, Plochingen) and pharmaceutical intermediates (DNES Custom Synthesis consisting of DNSC, Finorga and Rohner).

Rockwood, which reported sales of $800 million in 2003, is a leading global specialty chemicals and advanced materials company. It focuses on niche markets in inorganic pigments, wood surface treatment, clay additives, water treatment chemicals, specialty compounds, electronic chemicals and advanced materials. It operates 40 facilities in North America, Europe and Asia.

Seifi Ghasemi, Rockwood’s Chairman and Chief Executive Officer, said: “We are excited about the combination of these two complementary portfolios. The Dynamit Nobel businesses are highly attractive and profitable companies with advanced technologies and strong market positions. Together we will create a strong, profitable and global specialty chemicals and advanced materials company with sales in excess of $2.5 billion. It will allow the exchange of best practices in the areas of customer service, productivity and commitment to excellence. We will support organic growth, look for further complementary acquisitions and maintain the focus on innovation.”

Todd Fisher, Partner and Managing Director Kohlberg Kravis Roberts & Co. L.P., London, said: “We have been highly supportive of Rockwood to date and look forward to supporting the combined company to become a world leader in quality and innovation in the chemical industry.”

“The deal will build critical mass in all business units and adds end market and geographic diversification”, said Susan Schnabel, Managing Director CSFB Private Equity, London.

Financing for the transaction is being arranged by Credit Suisse First Boston, Goldman Sachs and UBS. The financing is permitted by Rockwood’s existing bonds, which will remain outstanding following the transaction. The financial advisors to Rockwood are Credit Suisse First Boston and UBS and the legal advisors are Clifford Chance and Simpson Thacher & Bartlett.

The completion of the transaction is subject to approval by mg technologies’ Supervisory Board and shareholders and to regulatory approvals.

For further information, please contact:

HB&M for Rockwood
Shawn Salvatore	+1 (215) 440-9800

Kekst & Co for KKR
Ruth Pachman	+1 (212) 521 4800
David Lilly	+1 (212) 521 4800

CSFB Private Equity
Gavin Sullivan	+44 (020) 7888 8911

Rockwood Specialties Group, Inc., headquartered in Princeton (NJ), is a leading global specialty chemical company with sales of around $800 million. The company focuses on on niche segments of the specialty chemicals market, including pigments, surface treatment for wood, water treatment chemicals, clay additives, specialty compounds, electronic chemicals, advanced materials and services. It operates 40 facilities in North America, Europe and Asia with a workforce of 2,500.

The Businesses being acquired:

Sachtleben Chemie GmbH

Sachtleben is the global market leader in titanium dioxide for synthetic fibre applications and barium and zinc-based white pigments. With 2003 sales of approximately $385 million, Sachtleben operates a highly efficient integrated manufacturing facility in Duisburg (Germany). Sales are approximately 60 % in Europe, 28 % in Asia and 12 % in the U.S. Sachtleben’s current research and development projects include nano-particle applications for titanium dioxide in UV protection, cosmetics and catalysts.

Chemetall GmbH

Chemetall is the global leader in specialty chemicals based on lithium and other special metals and is also a leading supplier of chemicals and services for metal surface treatment. 2003 sales of approximately $660 million are split between surface treatment (51%) and lithium and other special metals (49%), and are approximately 59 % in Europe, 29 % in the U.S. and 12 % in Asia. Chemetall’s current research and development projects include a new generation of lithium compounds for rechargeable batteries and innovative organic coatings in metal surface treatment.

CeramTec AG

CeramTec is a market leader in advanced ceramics with leading positions in medical implants (ceramic hip joint components for the European and U.S. markets), ceramic high speed cutting tools and piezo-electronic components. 2003 sales of approximately $285 million are 70 % in

Europe, 15 % in the U.S. and 15 % in Asia. Current research and development projects include using CeramTec’s expertise in ceramic components for artificial hip joints to develop a new generation of orthopedic medical implants.

DNES Custom Synthesis

DNES Custom Synthesis provides the global pharmaceutical industry with custom synthesis of advanced intermediates and active pharmaceutical ingredients. The company operates under the brand names of Finorga, Dynamit Nobel Special Chemistry (DNSC) and Rohner, and has market leading technology in the areas of chiral separation, hazardous chemistry and organometallic synthesis. 2003 sales of approximately $280 million are primarily in Europe, although the company’s customer base includes global pharmaceutical companies based in both Europe and the U.S. DNES’ pipeline includes the supply of active ingredients for a number of potential blockbuster drugs.

Kohlberg Kravis Roberts & Co. is one of the world’s leading private equity firms. Its investment approach is focused on investing in attractive businesses to implement value creating strategies. Founded in 1976, KKR has completed more than 115 transactions in North America and Europe. KKR has completed twelve transactions in the UK and continental Europe since 1996. Its current portfolio consists of more than 30 companies based in the U.S., Canada, Germany, Austria, France and the UK, including Yellow Pages Group, Demag Holding, Legrand, Rockwood, Tenovis (formerly Bosch Private Networks), Willis Group, Shoppers Drug Mart, Wincor Nixdorf (formerly Siemens Nixdorf), MTU and Zumtobel.

CSFB Private Equity, the global private equity arm of Credit Suisse First Boston’s Alternative Capital Division, is the largest private equity manager in the world, with more than $29 billion of capital commitments under management. CSFB Private Equity is comprised of investment funds that focus globally on leveraged buyouts, mezzanine, real estate and venture capital investments as well as primary and secondary purchases of interests in private investment funds. CSFB Private Equity, which includes the family of DLJ Merchant Banking funds, also provides Customized Fund of Funds services, designing tailor-made solutions for institutional and high net worth investors. CSFB Private Equity maintains offices in New York, Los Angeles, Menlo Park, Chicago, Houston, London, Buenos Aires and Tokyo.